Exhibit 99.1

CONFIDENTIAL AND PROPRIETARY

Convergys News Release

Joan E. Herman Elected to the Board of Directors of Convergys

(Cincinnati; December 7, 2011) – Convergys Corporation (NYSE: CVG), a global leader in relationship management, announces the election of Joan E. Herman to its Board of Directors effective December 7, 2011.

“We are delighted to have Joan Herman join the Board of Directors.,” said Philip A. Odeen, Convergys’ non-executive Chairman of the Board. “Joan’s expertise in the healthcare vertical and her operational experience as president and chief executive officer of Wellpoint’s consumer business unit will enhance the depth and range of Convergys’ already strong Board.”

Herman is currently President and CEO of Herman & Associates LLC, a healthcare and management consulting firm.

From 1998 to 2008, Herman served in a variety of positions at Wellpoint, Inc. (NYSE: WLP), an insurance company providing healthcare benefits and services to more than 34 million medical members. From 2007 to 2008, she was President and CEO of WellPoint’s Consumer Business Unit, where she oversaw the management of $18 billion in revenue.

Prior to Wellpoint, Herman spent 16 years at Phoenix Life Insurance Company in Hartford, CT. The primary subsidiary of The Phoenix Companies (NYSE: PNX), Phoenix Life Insurance is a provider of life insurance and annuities. She last served as Senior Vice President of Strategic Development, where she was responsible for mergers and acquisitions, joint ventures and startups.

Herman currently serves on the boards of MRV Communications, Inc. and QualiCorp, SA. She holds an undergraduate degree in Mathematics from Barnard College-Columbia University, a master’s degree in Mathematics from Yale University, and a MBA from Western New England College.

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About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to marquee clients all over the world.

Convergys has approximately 70,000 employees in 69 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, Africa, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com.

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

Contact:

Jeff Hazel, Convergys Corporate Communications, +1 513 723 7153 or jeff.hazel@convergys.com

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